Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-239610

GS Finance Corp. $8,060,000 Callable Quarterly CMS Spread-Linked Notes due 2036 guaranteed by The Goldman Sachs Group, Inc.

The notes will mature on the stated maturity date (January 29, 2036).

We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any quarterly interest payment date on or after January 29, 2022.

On the stated maturity date, we will pay you an amount in cash equal to the face amount of your notes plus accrued and unpaid interest. The notes will pay interest quarterly, beginning April 29, 2021. For each interest period, the amount of interest you will be paid each quarter will be based on the product of (i) 8 times (ii) the CMS spread (the difference between the 30-year CMS rate minus the 5-year CMS rate on the relevant interest determination date, which will be the second U.S. Government securities business day preceding the respective interest period) minus 0.25%, subject to the maximum interest rate of 8% per annum and the minimum interest rate of 0% per annum. The 30-year CMS rate and the 5-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-9.

For each quarterly interest period, the interest rate per annum for such interest period will equal:

•	if (i) the CMS spread minus 0.25% times (ii) 8 is greater than or equal to 8%, the maximum interest rate of 8%;
•	if (i) the CMS spread minus 0.25% times (ii) 8 is less than 8% but greater than 0%, (i) the CMS spread minus 0.25% times (ii) 8; or
•	if (i) the CMS spread minus 0.25% times (ii) 8 is equal to or less than 0%, the minimum interest rate of 0%.

The interest rate per annum will be subject to a maximum interest rate of 8%.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-6.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $947 per $1,000 face amount.

Original issue date:	January 29, 2021	Original issue price:	100% of the face amount
Underwriting discount:	3.922% of the face amount	Net proceeds to the issuer:	96.078% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 1,370 dated January 27, 2021.

The issue price, underwriting discount and net proceeds listed on the cover page hereof relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $947 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

● Prospectus supplement dated July 1, 2020

● Prospectus dated July 1, 2020

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Summary Information

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-13. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 1, 2020, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 1, 2020, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

CMS spread: on any interest determination date, the 30-year CMS rate minus the 5-year CMS rate

30-year CMS rate: for any interest determination date, the 30-year U.S. dollar interest rate swap rate (as described on page S-14) on such day, subject to adjustment as described elsewhere in this prospectus supplement

5-year CMS rate: for any interest determination date, the 5-year U.S. dollar interest rate swap rate (as described on page S-14) on such day, subject to adjustment as described elsewhere in this prospectus supplement

CMS rates: the 30-year CMS rate and the 5-year CMS rate. The 30-year CMS rate and 5-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-9.

Discontinuance of a CMS rate: if the calculation agent determines on an interest determination date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate comparable to such CMS base rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate

Face amount: each note will have a face amount equal to $1,000; $8,060,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences:  We intend to treat your notes as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin llp that you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. In addition, any gain or loss you recognize upon the sale, exchange, redemption or maturity of your notes should be capital gain or loss except to the extent of any amount attributable to any accrued but unpaid interest payments on your notes. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion.

Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes or upon any early redemption will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date or date of early redemption, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page S-10 of this prospectus supplement.

Trade date: January 27, 2021

Original issue date (settlement date): January 29, 2021

Stated maturity date: January 29, 2036, subject to our early redemption right and to adjustment as described under "Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date" on page S-14

Specified currency: U.S. dollars (“$”)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Interest payment dates:  the 29th day of each January, April, July and October of each year, beginning on April 29, 2021 and ending on the stated maturity date, subject to adjustments as described elsewhere in the prospectus supplement

Early redemption right: we have the right to redeem your notes, in whole but not in part, on each redemption date at a price equal to 100% of the face amount plus accrued and unpaid interest to but excluding such redemption date, subject to at least five business days’ prior notice.

Redemption date: the interest payment date falling on January 29, 2022 and each interest payment date occurring thereafter.

Interest rate: for each interest period, subject to our early redemption right, the interest rate will be based upon the CMS spread on the relevant interest determination date for such interest period and will be a rate per annum equal to:

•	if (i) the CMS spread minus 0.25% times (ii) 8 is greater than or equal to the maximum interest rate, the maximum interest rate;
•	if (i) the CMS spread minus 0.25% times (ii) 8 is less than the maximum interest rate but greater than the minimum interest rate, (i) the CMS spread minus 0.25% times (ii) 8; or
•	if (i) the CMS spread minus 0.25% times (ii) 8 is equal to or less than the minimum interest rate, the minimum interest rate.

Maximum interest rate: 8% per annum

Minimum interest rate: 0% per annum

Day count convention: 30/360 (ISDA)

Business day convention: following unadjusted

Regular record dates: the scheduled business day immediately preceding each interest payment date

Defeasance: not applicable

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day" on page S-16

U.S. Government securities business day: any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities

Interest determination dates: for each interest period, the second U.S. Government securities business day preceding such interest period

Interest period: the period from and including each interest payment date (or the original issue date, in the case of the initial interest period) to but excluding the next succeeding interest payment date (or the stated maturity date, in the case of the final interest period)

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

CUSIP no.: 40057F7L2

ISIN no.: US40057F7L26

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. If GS&Co. buys or sells your notes (if it makes a market, which it is not obligated to do), it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the interest payments on the notes will be based in part on the relationship between the 30-year CMS rate and the 5-year CMS rate, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 68 of the accompanying prospectus.

If the CMS Spread Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the CMS spread. The CMS spread will vary during the term of the notes based on the relationship between the 30-year CMS rate and the 5-year CMS rate as well as the market’s expectation of this relationship in the future. Changes in the CMS spread may not result in a comparable change in the market value of your notes. Even if the CMS spread less 0.25% times 8 is greater than the minimum interest rate during some portion of the life of the offered notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

Because of the long-dated maturity of your notes, the expected future performance of the CMS spread will have a greater impact on the market value of your notes than if your notes had an earlier maturity date. In particular, the expected future performance of the CMS spread may cause the market value of your notes to decrease even though the CMS spread minus 0.25% times 8 may be greater than the minimum interest rate during some portion of the life of the offered notes. Moreover, expectations about the performance of the CMS spread in the future are subject to a great degree of uncertainty and may be based on assumptions about the future that may prove to be incorrect. Even if the expected future performance of the CMS spread is favorable to your notes, this uncertainty may result in market participants substantially discounting this future performance when determining the market value of your notes.

If the CMS Spread Minus 0.25% Is Less Than or Equal to 0.00% on the Relevant Interest Determination Date for Any Interest Period, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest rate applicable to your notes, in the event that on the relevant interest determination date for any interest period the 30-year CMS rate does not exceed the 5-year CMS rate by more than 0.25%, no interest will be paid for such interest period, even if the CMS spread minus 0.25% on subsequent days is greater than 0.00%. Therefore, if the 30-year CMS rate does not exceed the 5-year CMS rate by more than 0.25% for a prolonged period of time over the life of your notes, including interest determination dates, you will receive no interest during the affected interest periods. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount of Interest Payable on Your Notes Will Not Be Affected by the CMS Spread on Any Day Other Than the Interest Determination Date for the Applicable Interest Period

For each interest period, the amount of interest payable on each interest payment date is calculated based on the CMS spread on the interest determination date for the applicable interest period. Although the actual CMS spread on an interest payment date or at other times may be higher than the CMS spread on the interest determination date, you will not benefit from the CMS spread at any time other than on such interest determination date.

The Amount of Interest Payable On The Notes In Any Quarter Is Capped

For each interest period, the interest rate will be subject to the maximum interest rate of 8% per annum, which will limit the amount of interest you may receive on each interest payment date. Because of the formula used to calculate the interest rate on your notes, if (i) the CMS spread minus 0.25% times (ii) 8 is greater than or equal to 8% per annum, the interest rate will be capped at 8% per annum (equal to a maximum quarterly interest payment of $20 for each $1,000 face amount of notes). Thus, you will not benefit from any increases in the CMS spread minus 0.25% above 1%. Furthermore, since the interest rate is determined quarterly, if the interest rate for at least one interest period during any year is less than 8% per annum, your actual return for such year will be less than 8% per annum, even if the interest rate is 8% per annum for the remaining interest periods during such year. Thus, the notes may provide less interest income than an investment in a similar instrument.

The Historical Levels of the CMS Spread Are Not an Indication of the Future Levels of the CMS Spread

In the past, the level of the CMS spread has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the CMS spread are not necessarily indicative of future levels. Any historical upward or downward trend in the CMS spread is not an indication that the CMS spread is more or less likely to increase or decrease at any time, and you should not take the historical levels of the CMS spread as an indication of its future performance.

Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Notes

It has been reported that the U.K. Financial Conduct Authority and the U.S. Commodity Futures Trading Commission are working together to investigate potential manipulation of ISDAfix. If such manipulation occurred, it may have resulted in this rate or the quarterly difference in such rate being artificially lower (or higher) than it would otherwise have been.  Any changes or reforms affecting the determination or supervision of ISDAfix (or ICE Swap Rate) in light of these investigations may result in a sudden or prolonged increase or decrease in reported ISDAfix (or ICE Swap Rate) the quarterly difference in ISDAfix, which could have an adverse impact on the trading market for ISDAfix (or ICE Swap Rate)-benchmarked securities such as your notes, the value of your notes and any payments on your notes.

The CMS Rates Are Based on Hypothetical Interest Rate Swaps Referencing 3-Month USD LIBOR; U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued

The CMS rates represent the fixed rate of interest payable on hypothetical interest rate swaps with a floating leg based on 3-month USD LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes the 3-month USD LIBOR rate) after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021. It is not possible to predict the effect that this announcement or any such discontinuance or modification will have on the 3-month USD LIBOR rate, the CMS rates or your notes. If the calculation agent determines on an interest determination date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate. See “Summary Information — Key Terms — Discontinuance of a CMS rate” on page S-3.

Even if a CMS Rate is Not Discontinued, Such Rate May Not Be Published on an Interest Determination and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion

Even if a CMS rate is not discontinued, it is possible that such rate may not be available on an interest determination date because such rate is not published by the Intercontinental Exchange (ICE). Non-publication by ICE of the applicable CMS rate (ICE Swap Rate) could occur for a number of reasons, such as a lack of available market data and an inability to use available market data to estimate rates for index maturities that are not available, or for other reasons. If the 30-year CMS rate or the 5-year CMS rate cannot be determined using the Reuters ICESWAP1 page due to the non-publication of such rate on a relevant interest determination date, the 30-year CMS rate or the 5-year CMS rate, as applicable, will be determined by the calculation agent in its sole discretion. Recently, the frequency at which no CMS Rate (ICE Swap Rate) was published for any index maturity has been increasing and the frequency of non-publication may continue to increase. Therefore, the likelihood that the calculation agent will determine the applicable CMS rate on an interest determination date in its sole discretion may increase as well. See “Specific Terms of Your Notes — CMS Rate” on page S‑14. At any time, you may request from the calculation agent the interest rate in effect for your notes. If you would like to know the interest rate in effect for your notes at any time, please call GS&Co. at (212) 902-0300.

Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause Such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain

“benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the calculation agent or other consequence in relation to your notes. Any such consequence could have a material adverse effect on the value of and return on your notes.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date or the date of early redemption will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date or the date of early redemption, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the 30-year CMS rate and the 5-year CMS rate;
•	the expected future performance of the CMS spread;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the CMS spread;
•	economic, financial, regulatory, political, military, public health and other events that affect CMS rates generally;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the CMS spread based on its historical performance. The actual performance of the CMS spread over the life of the offered notes, as well as the interest payable on each interest payment date, may bear little or no relation to the hypothetical levels of the CMS spread or to the hypothetical examples shown elsewhere in this prospectus supplement.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the CMS spread. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the CMS spread, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other rate-linked notes whose returns are linked to changes in the level of the CMS spread.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the CMS spread and therefore the market value of your notes and the amount we will pay on your notes, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining the CMS spread on any interest determination date in certain circumstances, which we will use to determine the amount, if any, we will pay on any applicable interest payment date. Further, if GS&Co. determines on an interest determination date that a CMS rate has been discontinued, then GS&Co. will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if GS&Co. determines there is an industry-accepted successor rate, then GS&Co. shall use such successor rate. If GS&Co. has determined a substitute or successor rate in accordance with the foregoing, GS&Co. in its sole discretion may determine the business day convention, the definition of business day and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate. See “Summary Information — Key Terms — Discontinuance of a CMS rate” on page S-3. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Are Able to Redeem Your Notes at Our Option

We have the right to redeem your notes, in whole but not in part, at 100% of their outstanding face amount plus any accrued and unpaid interest up to but excluding the redemption date, on the interest payment date falling on January 29, 2022 and on each interest payment date occurring thereafter, upon at least five business days’ prior notice. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be anywhere between one and fifteen years.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Tax Treatment of Your Notes is Uncertain. However, it Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes

The tax treatment of your notes is uncertain. However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer intends to so treat the notes. Under those rules, you generally will be required to account for interest on the notes in the manner described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 1, 2020, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 1, 2020, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series F”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series F medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	a business day for your notes will not be the same as a business day for our other Series F medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Payment of Principal on Stated Maturity Date

With respect to the offered notes that have not been redeemed on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes.

Stated Maturity Date

The stated maturity date is January 29, 2036, subject to our early redemption right. If the stated maturity date falls on a day that is not a business day, payment of principal otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the stated maturity date.

Interest Payments

For each interest period, the interest rate will be based upon the CMS spread on the relevant interest determination date for such interest period and will be a rate per annum equal to:

•	if (i) the CMS spread minus 0.25% times (ii) 8 is greater than or equal to the maximum interest rate, the maximum interest rate;
•	if (i) the CMS spread minus 0.25% times (ii) 8 is less than the maximum interest rate but greater than the minimum interest rate, (i) the CMS spread minus 0.25% times (ii) 8; or
•	if (i) the CMS spread minus 0.25% times (ii) 8 is equal to or less than the minimum interest rate, the minimum interest rate.

The maximum interest rate is 8% per annum. Based on the formula used to calculate the interest rate on your notes, you will therefore not benefit from any increases in the CMS spread minus 0.25% above 1%. The minimum interest rate is 0% per annum.

The calculation agent will calculate the amount of interest payable on each interest payment date for the applicable interest period in the following manner. For each $1,000 face amount of your notes and for each interest period, the calculation agent will calculate the amount of interest to be paid by calculating the product of (i) the $1,000 face amount times (ii) the interest rate times (iii) the applicable day count convention on a 30/360 (ISDA) basis.

Interest will be paid on your notes on each quarterly interest payment date (the 29th day of each January, April, July and October of each year, beginning on April 29, 2021 and ending on the stated maturity date). If an interest payment date (other than the interest payment date that falls on the stated maturity date) falls on a day that is not a business day, the payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. If the stated maturity date falls on a day that is not a business day, payment of interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the stated maturity date.

CMS Rate

In this prospectus supplement, when we refer to the 30-year CMS rate or the 5-year CMS rate on an interest determination date, we mean the rate appearing on the Reuters screen ICESWAP1 page for 30-year or 5-year index maturity, as the case may be, as of approximately 11:00 A.M., New York City time, on such interest determination date. If a CMS rate cannot be determined in this manner on the relevant interest determination date, the following procedures will apply to your notes.

If the calculation agent determines on an interest determination date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

Unless the calculation agent uses a substitute or successor rate as so provided, if the CMS rate cannot be determined in the manner described above, the applicable CMS rate for that interest determination date will be determined by the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion.

“Reuters screen” means the display on the Thomson Reuters Eikon service, or any successor or replacement service, on the page specified in this prospectus supplement, or any successor or replacement page on that service.

CMS Spread

For any interest determination date, the CMS spread is the 30-year CMS rate minus the 5-year CMS rate.

Interest Determination Dates

For each interest period, the second U.S. Government securities business day preceding such interest period.

Manner of Payment

Any payment on your notes at maturity or upon redemption will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series F medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the CMS spread, the 30-year CMS rate, the 5-year CMS rate, the interest determination dates, the regular record dates, the interest payable on each interest payment date, U.S. Government securities business days, business days, postponement of the stated maturity date and the amount payable on your notes at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Our Early Redemption Right

We may redeem your notes, at our option, in whole but not in part, on the interest payment date falling on January 29, 2022 and on each interest payment date occurring thereafter, for an amount equal to 100% of the face amount plus any accrued and unpaid interest to, but excluding, the redemption date.

If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your notes and the trustee by giving at least five business days’ prior notice. The day we give the notice, which will be a business day, will be the redemption notice date and the immediately following interest payment date, which we will state in the redemption notice, will be the redemption date. We will not give a redemption notice that results in a redemption date later than the stated maturity date.

If we give the holder a redemption notice, we will redeem the entire outstanding face amount of your notes as follows. On the redemption date, we will pay to the holder of record on the business day immediately preceding the redemption date, the redemption price in cash, together with any accrued and unpaid interest to, but excluding, the redemption date, in the manner described under “Manner of Payment” above.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 16 in the accompanying prospectus. A day is a scheduled business day if, as of the trade date, such day is scheduled to be a New York business day.

U.S. Government securities business day

When we refer to a U.S. Government securities business day with respect to your notes, we mean any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

Use of Proceeds

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the CMS rates on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to CMS rates. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to CMS rates,
•

may take short positions in securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the CMS spread.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

Historical CMS Spreads

The graph set forth below illustrates the historical CMS spreads from January 1, 2016 through January 27, 2021. We obtained the CMS spreads shown in the graph from Reuters, without independent verification.

The historical CMS spreads reflected in the graph set forth below are based on actual CMS rate movements during the time period. We cannot assure you, however, that this performance will be replicated in the future or that the historical CMS spreads will serve as a reliable indicator of future performance. The CMS spread has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the CMS spread during the period shown below is not an indication that the CMS spread is more or less likely to increase or decrease at any time. See “Additional Risk Factors Specific to Your Notes — The CMS Rates Are Based on Hypothetical Interest Rate Swaps Referencing 3-Month USD LIBOR; U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued”, “Additional Risk Factors Specific to Your Notes — Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Notes,” “Additional Risk Factors Specific to Your Notes — Even if a CMS Rate is Not Discontinued, Such Rate May Not Be Published on an Interest Determination Day and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion,” and “Additional Risk Factors Specific to Your Notes — Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted” for more information relating to the CMS spread.

You should not take the historical CMS spreads provided below as an indication of the future CMS spreads. We cannot give you any assurance that the future CMS spreads will result in you receiving any interest payments and, if you do receive any such interest payments, that such payment will be greater than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the CMS spread.

*As discussed herein, the reference rates may not be published by the Intercontinental Exchange on a business day for various reasons. Recently, the frequency at which no CMS Rate (ICE Swap Rate) was published for any index maturity has been increasing and the frequency of non-publication may continue to increase. Therefore, the likelihood that the calculation agent will determine the applicable CMS rate on an interest determination date in its sole discretion may increase as well.

The notes are not sponsored, endorsed, sold or promoted by ICE Benchmark Administration and ICE Benchmark Administration makes no representation regarding the advisability of investing in the notes.

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate how the hypothetical interest rates and the hypothetical interest payments would be calculated for each $1,000 face amount of notes.

The examples below are based on a range of CMS spreads that are entirely hypothetical; no one can predict what the CMS spread will be on any interest determination date, and no one can predict the interest that will be paid on your notes during any interest period.  The CMS spread has been highly volatile in the past — meaning that the levels of the 30-year CMS rate and the 5-year CMS rate have changed substantially in relatively short periods — and the CMS spread cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate for a given interest period and the hypothetical interest payment on the offered notes for such interest period assuming that we have not exercised our early redemption right prior to the interest period in which such interest rate would be applicable.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as the volatility of the 30-year CMS rate and the 5-year CMS rate, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-6 of this prospectus supplement.

For these reasons, the actual 30-year CMS rate and the 5-year CMS rate on any interest determination date for any interest period, as well as the interest payable at each interest payment date, may bear little relation to the hypothetical examples shown below.  For information about the CMS spreads during recent periods, see “— Historical CMS Spreads” on page S-18. Before investing in the notes, you should consult publicly available information to determine the 30-year CMS rates and the 5-year CMS rates between the date of this prospectus supplement and the date of your purchase of the notes.

The actual interest payment for any interest period will depend on the actual CMS spread on each interest determination date. The applicable interest rate for each interest period will be determined quarterly on a per annum basis but will apply only to that interest period. In addition, whether or not you would receive interest at the hypothetical interest rate below would depend on whether or not we determine to exercise our early redemption right prior to the interest period in which such interest rates would be applicable. These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the future performance of the CMS spread. The numbers appearing in the following examples have been rounded for ease of analysis.

Hypothetical 30-year CMS Rate	Hypothetical 5-year CMS Rate	30-year CMS Rate Less 5-year CMS Rate (the CMS Spread)	CMS Spread minus 0.25%	Hypothetical Interest Rate (Per Annum)	Hypothetical Quarterly Interest Payment*
0.00%	8.00%	-8.00%	-8.25%	0.00%	$0.00
3.00%	5.00%	-2.00%	-2.25%	0.00%	$0.00
5.00%	5.00%	0.00%	-0.25%	0.00%	$0.00
5.50%	5.20%	0.30%	0.05%	0.40%	$1.00
6.20%	5.80%	0.40%	0.15%	1.20%	$3.00
6.75%	6.25%	0.50%	0.25%	2.00%	$5.00
7.25%	6.50%	0.75%	0.50%	4.00%	$10.00
7.30%	5.80%	1.50%	1.25%	8.00%	$20.00
6.00%	3.00%	3.00%	2.75%	8.00%	$20.00
9.00%	3.00%	6.00%	5.75%	8.00%	$20.00
13.00%	2.00%	11.00%	10.75%	8.00%	$20.00

*Assumes an interest period of 90 days

The following examples illustrate how the interest rates set forth in the table above are calculated.

Example 1: Based on a hypothetical 30-year CMS rate of 3.00% and a hypothetical 5-year CMS rate of 5.00%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the hypothetical 30-year CMS rate of 3.00% minus the hypothetical 5-year CMS rate of 5.00%:

CMS spread = -2.00%

Step 2: Calculate the interest rate (per annum)

The per annum interest rate for the relevant interest period equals (i) -2.00% minus 0.25% times (ii) 8, subject to the maximum interest rate of 8.00% per annum and the minimum interest rate of 0% per annum. Given that -2.25 % times 8 equals -18.00%, which is less than 0%, the interest rate for the relevant interest payment date shall be 0%.

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of (i) the face amount times (ii) the interest rate times (iii) the applicable day count convention on a 30/360 (ISDA) basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period is $0 because the CMS spread minus 0.25% is less than 0%.

Example 2: Based on a hypothetical 30-year CMS rate of 6.75% and a hypothetical 5-year CMS rate of 6.25%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the hypothetical 30-year CMS rate of 6.75% minus the hypothetical 5-year CMS rate of 6.25%:

6.75% - 6.25% = 0.50%

Step 2: Calculate the interest rate (per annum)

The per annum interest rate for the relevant interest period equals (i) 0.50% minus 0.25% times (ii) 8, subject to the maximum interest rate of 8.00% per annum and the minimum interest rate of 0% per annum. Given that 0.25% times 8 equals 2.00%, which is more than 0% and less than 8.00%, the interest rate for the relevant interest payment date shall be 2.00%.

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of (i) the face amount times (ii) the interest rate times (iii) the applicable day count convention on a 30/360 (ISDA) basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period with a hypothetical interest rate of 2.00% is $5.00 for every $1,000 face amount of notes, calculated as follows:

$1,000 x 2.00% x 90/360 = $5.00

Example 3: Based on a hypothetical 30-year CMS rate of 6.00% and a hypothetical 5-year CMS rate of 3.00%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the hypothetical 30-year CMS rate of 6.00% minus the hypothetical 5-year CMS rate of 3.00%:

6.00% – 3.00% = 3.00%

Step 2: Calculate the interest rate (per annum)

The per annum interest rate for the relevant interest period equals (i) 3.00% minus 0.25% times (ii) 8, subject to the maximum interest rate of 8.00% per annum and the minimum interest rate of 0% per annum. Given that 2.75% times 8 equals 22.00%, which is greater than 8.00%, the interest rate for the relevant interest payment date shall be 8.00% (that is, shall be set equal to the maximum interest rate).

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of (i) the face amount times (ii) the interest rate times (iii) the applicable day count convention on a 30/360 (ISDA) basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period with a hypothetical interest rate of 8.00% is $20.00 for every $1,000 face amount of notes, calculated as follows:

$1,000 x 8.00% x 90/360 = $20.00

The payment amounts shown above are entirely hypothetical; they are based on hypothetical interest rates that may not be achieved on any interest determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-10.

We cannot predict the actual CMS spread on any interest determination date or the market value of your notes, nor can we predict the relationship between the CMS spread and the market value of your notes at any time prior to the stated maturity date. The actual interest payment that a holder of the offered notes will receive at each interest payment date and the rate of return on the offered notes will depend on the actual CMS spread for each interest period, determined by the calculation agent over the life of your notes. Moreover, the assumptions on which the hypothetical example is based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes on each interest payment date may be very different from the information reflected in the examples above. The 30-year CMS rate and the 5-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-9.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Tax Treatment. The tax treatment of your notes is uncertain. The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments. This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we will take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly will treat your notes as variable rate debt instruments for U.S. federal income tax purposes. Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the notes will be so treated. Under this characterization, you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

Our determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes’ term.

You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary income and any loss recognized by you at such time would be treated as ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur. If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes. The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Taxation—United States Holders—Original Issue Discount—Debt Securities Subject to Contingencies Including Optional Redemption” in the accompanying prospectus.

You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of 3.372% of the face amount.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on January 29, 2021.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area or in the United Kingdom (each, a “Relevant State”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in any Relevant State has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in any Relevant State may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)

a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and
b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 1, 2020, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 1, 2020.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-3
Additional Risk Factors Specific to Your Notes	S-6
Specific Terms of Your Notes	S-13
Use of Proceeds	S-17
Hedging	S-17
Historical CMS Spreads	S-18
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-22
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Conflicts of Interest	S-28
Validity of the Notes and Guarantee	S-29

Prospectus Supplement dated July 1, 2020

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18

Prospectus dated July 1, 2020

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	9
Use of Proceeds	14
Description of Debt Securities We May Offer	15
Description of Warrants We May Offer	71
Description of Units We May Offer	87
GS Finance Corp.	92
Legal Ownership and Book-Entry Issuance	94
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	122
Conflicts of Interest	125
Employee Retirement Income Security Act	126
Validity of the Securities and Guarantees	127
Independent Registered Public Accounting Firm	127
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	128

$8,060,000

GS Finance Corp.

Callable Quarterly CMS Spread-Linked Notes due 2036

guaranteed by
The Goldman Sachs Group, Inc.

__________________

__________________

Goldman Sachs & Co. LLC